December 31, 2014




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Clinton R. Black, IV, Esquire
Steven A. Thomas, Esquire, Lisa A. Olivieri,Esquire,
Clinton R. Black, V, Esquire, and/or Brett A. Fader, Esquire to sign and file form 4's with the U.S. Securities and Exchange
Commission on my behalf. This authorization shall be in effect until December 31, 2015.

				Very truly yours,

				/s/ Frederick G. Smith

				Frederick G. Smith